                                            Filed pursuant to Rule No. 424(b)(3)
                                                          File Number 333-107295


                           PROSPECTUS SUPPLEMENT NO. 2
                             RELIANT RESOURCES, INC.

                                  $275,000,000
              5.00% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2010
        AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES


         This prospectus supplement supplements the prospectus, dated December 11, 2003, of Reliant Resources, Inc., relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the securityholders' interests) of up to $275,000,000 aggregate principal amount at maturity of notes and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling securityholders contained in the prospectus is hereby modified to add as follows.


                                   Aggregate Principal
                                        Amount at                            Number of Shares     Percentage of
                                     Maturity of the       Percentage of     of Common Stock        Shares of
                                          Notes                Notes            that may           Common Stock
Name                                that may be Sold        Outstanding        be Sold (1)        Outstanding (2)
----                               -------------------     -------------     ----------------     ---------------
Alexian Brothers Medical Center.......$   325,000                *               34,064                  *

Aloha Airlines Non-Pilots
Pension Trust ........................$   200,000                *               20,962                  *

Aloha Pilots Retirement Trust ........$   100,000                *               10,481                  *

Argent Classic Convertible
Arbitrage Fund (Bermuda) Ltd. ........$ 7,400,000              2.69%            775,600                  *

Argent Classic Convertible
Arbitrage Fund L.P. ..................$ 2,000,000                *              209,622                  *

Argent LowLev Convertible
Arbitrage Fund Ltd. ..................$ 6,600,000              2.40%            691,751                  *

Argent LowLev Convertible
Arbitrage Fund LLC ...................$ 2,307,000                *              241,799                  *

Argent LowLev Convertible
Arbitrage Fund II LLC ................$   293,000                *               30,710                  *

BNP Paribas Equity
Strategies, SNC ......................$ 1,805,000                *              189,183                  *

BNY Capital Markets, Inc. ............$ 1,000,000                *              104,811                  *

C & H Sugar Company Inc. .............$   250,000                *               26,203                  *

CooperNeff Convertible
Strategies (Cayman) Master
Fund, L.P. ...........................$ 1,782,000                *              186,773                  *

DBAG - London ........................$14,500,000              5.27%          1,519,757                  *

Deutsche Bank Securities, Inc. .......$24,150,000              8.78%          2,531,181                  *


Hawaiian Airlines Employees
Pension Plan - IAM ...................$    35,000                *                3,668                  *

Hawaiian Airlines Pension Plan
for Salaried Employees ...............$    10,000                *                1,048                  *

Hawaiian Airlines Pilots
Retirement Plan ......................$   175,000                *               18,342                  *

Hillbloom Foundation .................$    80,000                *                8,385                  *

Lyxor/Convertible Arbitrage
Fund, Limited ........................$   171,000                *               17,923                  *

Lyxor Master Fund Ref: Argent/
LowLev CB c/o Argent .................$ 1,300,000                *              136,254                  *

Partners Group Alternative
Strategies PCC LTD ...................$   300,000                *               31,443                  *

Plexus Fund LTD ......................$20,000,000              7.27%          2,096,216                  *

Silver Convertible Arbitrage
Fund, LDC ............................$   800,000                *               83,849                  *

Singlehedge U.S. Convertible
Arbitrage Fund .......................$   495,000                *               51,881                  *

State of Oregon/SAIF
Corporation ..........................$ 3,000,000              1.09%            314,432                  *

Sturgeon Limited .....................$   385,000                *               40,352                  *

Universal Institutional Funds
Equity & Income Fund .................$   529,000                *               55,445                  *

US Bank FBO Benedictine Health
Systems ..............................$   325,000                *               34,064                  *

* Less than one percent (1%).

(1)  Assumes conversion of all of the holder's notes at a conversion rate of
     104.8108 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes - Conversion of the Notes." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using common stock outstanding as of January 31, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

         Investing in the notes or shares of common stock involves risks that are described in the "Risk Factors" section beginning on page 14 of the prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this prospectus supplement is February 6, 2004.